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                   SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

                                  by and among

                     WISCONSIN & MICHIGAN STEAMSHIP COMPANY,

                                  AS BORROWER,

                                       AND

                               RAND FINANCE CORP.

                                       AND

                  OGLEBAY NORTON MARINE SERVICES COMPANY, LLC,

                                  AS PURCHASERS

                                 August 1, 2006

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 DEFINITIONS..........................................................1

      1.1   Certain Definitions................................................1

      1.2   Principles........................................................10

      1.3   Other Definitional Provisions; Construction.......................10

ARTICLE 2 ISSUE AND SALE OF NOTES.............................................10

      2.1   Authorization and Issuance of the Notes...........................10

      2.2   Sale and Purchase.................................................11

      2.3   The Closing.......................................................12

ARTICLE 3 REPAYMENT OF THE NOTES..............................................12

      3.1   Interest Rate and Interest Payments...............................12

      3.2   Repayment of Notes................................................13

      3.3   Optional Prepayment of Notes......................................13

      3.4   Notice of Optional Prepayment.....................................13

      3.5   Mandatory Prepayment on Change of Control or Event of Default.....13

      3.6   Home Office Payment...............................................13

      3.7   Taxes.............................................................13

      3.8   Maximum Lawful Rate...............................................14

      3.9   Certain Waivers...................................................15

ARTICLE 4 CONDITIONS..........................................................15

      4.1   Conditions to the Purchase of Notes...............................15

      4.2   Waiver............................................................17

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BORROWER..........................17

      5.1   Representations and Warranties of Borrower........................17


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      5.2   Absolute Reliance on the Representations and Warranties...........22

ARTICLE 6 COVENANTS...........................................................22

      6.1   Affirmative Covenants.............................................22

      6.2   Negative Covenants................................................29

ARTICLE 7 EVENTS OF DEFAULT...................................................32

      7.1   Events of Default.................................................32

      7.2   Consequences of Event of Default..................................34

ARTICLE 8 MISCELLANEOUS.......................................................35

      8.1   Successors and Assigns............................................35

      8.2   Modifications and Amendments......................................35

      8.3   No Implied Waivers; Cumulative Remedies; Writing Required.........36

      8.4   Reimbursement of Expenses.........................................36

      8.5   Holidays..........................................................36

      8.6   Notices...........................................................36

      8.7   Survival..........................................................37

      8.8   Confidentiality...................................................37

      8.9   Governing Law.....................................................38

      8.10  Jurisdiction, Consent to Service of Process.......................38

      8.11  Jury Trial Waiver.................................................39

      8.12  Severability......................................................39

      8.13  Headings..........................................................39

      8.14  Indemnity.........................................................39

      8.15  Environmental Indemnity...........................................39

      8.16  Counterparts......................................................40

      8.17  Integration.......................................................40


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      8.18  Subordination.....................................................40

      8.19  Noteholder Subordination Agreement................................41

            SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT.........................42

            ANNEX A INFORMATION RELATING TO PURCHASERS........................44

            ANNEX B...........................................................47


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                   SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

       $4,350,000 Aggregate Principal Amount of Senior Subordinated Notes
                                Due July 31, 2009

$1,650,000 Aggregate Principal Amount of Subordinated Capital Expenditure Notes
                                Due July 31, 2009

     $2,700,000 Aggregate Principal Amount of Subordinated Make-Whole Notes
                                Due July 31, 2009

      THIS SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of August 1, 2006, is by and among WISCONSIN & MICHIGAN STEAMSHIP COMPANY, a Michigan corporation ("Borrower"), RAND FINANCE CORP., a Delaware corporation ("Rand"), OGLEBAY NORTON MARINE SERVICES COMPANY, LLC, a Delaware limited liability company ("Oglebay"; together with Rand, each a "Purchaser" and collectively, "Purchasers").

                                    RECITALS

      A. Borrower, Oglebay and Oglebay Norton Company, an Ohio corporation, have entered into an Asset Purchase Agreement, dated as of August 1, 2006 (together with all schedules, exhibits and annexes the "Acquisition Agreement") pursuant to which Borrower will acquire the Vessels (as defined below (the
"Acquisition").

      B. A portion of the purchase price for the Vessels shall be in the form of a Senior Subordinated Note (hereinafter defined) issued by Borrower in favor of Oglebay in the original principal amount of $2,200,000 (the "Seller Note").

      C. Borrower has proposed selling additional Notes (as defined below) to Rand in the aggregate amount of $6,500,000 for the purpose of partially financing the Acquisition and for working capital purposes.

      NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and, intending to be legally bound hereby, covenant and agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

      "Affiliate" shall mean, with respect to any Person, (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person, (iii) each of such Person's (other than, with respect to any Purchaser, any Purchaser's) officers or directors and the spouses, parents, descendants and siblings of such officers and directors. As used in this definition, the term "control" of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither Rand, Oglebay, nor any Affiliate thereof shall be deemed an Affiliate of Borrower.

      "Acquisition" shall have the meaning assigned to such term in the recitals hereto.

      "Acquisition Agreement" shall have the meaning assigned to such term in the recitals hereto.

      "Agreement" shall mean this Senior Subordinated Note Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

      "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C. ss. 101 et. seq., as amended from time to time, or any successor statute.

      "Borrower" shall have the meaning assigned to such term in the preamble hereto.

      "Business" shall mean the principal business of Borrower as set forth in
Section 5.1(b) hereof and as such shall continue to be conducted following the Closing Date.

      "Business Day" shall mean any day other than a Saturday, a Sunday or any other day on which banking institutions in New York are authorized or required by law to close.

      "By-laws" shall mean the by-laws, partnership agreement, operating agreement or analogous instrument or instruments governing the operations of Borrower, as applicable, including all amendments and supplements thereto.

      "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

      "Capital Lease" of any Person, shall mean leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or would otherwise be disclosed as such in a note to such balance sheet.

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9604, et seq.), as amended, and rules, regulations, standards, guidelines and publications issued thereunder.

      "Change of Control" shall mean the occurrence of any of the following:


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            (a) Parent shall cease to, directly own and control one hundred percent (100%) of the outstanding equity interests of Borrower or (ii) that percentage of the outstanding voting equity interests of Borrower necessary at all times to elect a majority of the board of directors (or similar governing body) of Borrower and to direct the management policies and decisions of Borrower;

            (b) Borrower shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each Subsidiary (except as otherwise permitted herein);

            (c) a sale, transfer or other disposition of fifty percent (50%) or more of the assets of Borrower; or

            (d) the initial public offering of securities by Borrower.

      "Charter Documents" shall mean the Articles of Incorporation, Certificate of Incorporation, certificate of limited partnership, certificate of limited liability company, charter or analogous organic instrument filed with the appropriate Governmental Authorities of Borrower, as applicable, including all amendments and supplements thereto.

      "Closing" shall have the meaning assigned to such term in Section 2.3 hereof.

      "Closing Date" shall have the meaning assigned to such term in Section 2.3 hereof.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Commitment" shall mean the commitment of any Purchaser to purchase Notes hereunder as set forth on Annex A hereto.

      "Contingent Obligations" shall mean, with respect to any Person, any direct or indirect liability of such Person: (i) with respect to any debt, lease, dividend or other obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (iii) under any Swap Contract (but excluding any such liability to the extent constituting Debt); (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for any obligation of another Person pursuant to any agreement to purchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed determinable amount, the maximum amount so guaranteed or otherwise supported.

      "Controlled Group" shall mean all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated)


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under common control which, together with Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

      "Covered Taxes" shall have the meaning assigned to such term in Section 3.7(a) hereof.

      "Debt" of a Person shall mean at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all non-contingent obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (iv) all Capital Leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all equity securities of such Person subject to mandatory repurchase or redemption prior to the date of the final principal installment under the Senior Credit Agreement, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person and (viii) all Debt of others Guaranteed by such Person.

      "Default" shall mean any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

      "Default Rate" shall have the meaning assigned to such term in Section 7.2(c) hereof.

      "Environmental Laws" shall mean any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, licenses, and governmental restrictions, whether now or hereafter in effect, relating to the environment or human health or to emissions, discharges or Releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

      "Environmental Claims" means all claims asserted against Borrower by any Governmental Authority or other Person alleging liability under or responsibility for violation of any Environmental Laws, or for Release of any Hazardous Materials into or damage to the environment, threats to public health, property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, Removal, Remedial or Response actions, restitution, civil or criminal penalties or injunctive relief resulting from or based upon the presence, placement, discharge, emission, or Release (including intentional and unintentional, negligent and non negligent, sudden or non sudden, accidental or non accidental, placement, spills, leaks, discharges, emissions, or releases) of any Hazardous Materials.

      "Environmental Schedule" shall have the meaning assigned to such term in
Section 5.1(k) hereof.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.


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      "ERISA Plan" means any "employee benefit plan", as such term is defined in
Section 3(3) of ERISA (other than a Multiemployer Plan), which Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

      "Event of Default" shall mean any of the events of default described in
Section 7.1 hereof.

      "Fiscal Year" or "fiscal year" shall mean each twelve month period ending on December 31st of each calendar year.

      "Foreign Purchaser" shall have the meaning assigned to such term in
Section 3.7(b) hereof.

      "GAAP" shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

      "Governmental Authorities" shall mean any federal, state or municipal court or other executive, legislative or judicial governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign.

      "Guarantee" or "Guaranty" by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee or Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" or "Guaranty" used as a verb has a corresponding meaning.

      "Hazardous Materials" means (i) any "hazardous substance" and any "pollutant or contaminant" as those terms are defined in CERCLA, (ii) asbestos,
(iii) polychlorinated biphenyls, (iv) petroleum, its derivatives, by-products and other hydrocarbons, and (v) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.


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      "Hazardous Materials Contamination" means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements in, at, on, under or otherwise related to the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

      "Intellectual Property Schedule" shall have the meaning assigned to such term in Section 5.1(q) hereof.

      "Interest" shall have the meaning assigned to such term in Section 3.1(a) hereof.

      "IRS" shall mean the Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.

      "Law" shall mean all U.S. and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.

      "Lien" shall mean any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, now owned or hereafter acquired, whether such interest is based on common law, statute or contract.

      "Litigation Schedule" shall have the meaning assigned to such term in
Section 5.1(i) hereof.

      "Management" shall mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Laws (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, such Environmental Laws).

      "Material Adverse Change" shall mean any change that has a Material Adverse Effect.

      "Material Adverse Effect" shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, (a) a material adverse change in, or a material adverse effect upon, any of the financial condition, operations, business or properties of Borrower, (b) a material impairment of the rights and remedies of Purchasers under any Purchase Document, or the ability of Borrower to perform any of its obligations under any Purchase Document to which it is a party, (c) a material adverse effect upon the legality, validity or enforceability of any Purchase Document.

      "Maturity Date" shall have the meaning assigned to such term in Section
3.2 hereof.


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      "Multiemployer Plan" shall mean a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

      "Noteholder Subordination Agreement" shall have the meaning assigned to such term in Section 8.19 hereof.

      "Notes" shall have the meaning assigned to such term in Section 2.1(c) hereof.

      "Organization Schedule" shall have the meaning assigned to such term in
Section 5.1(a) hereof.

      "Other Taxes" shall have the meaning assigned to such term in Section 3.7(a) hereof.

      "Parent" shall mean Sand Products Corporation.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions thereof.

      "Pension Plan" means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

      "Permitted Contest" means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

      "Permitted Lien" shall have the meaning assigned to such term in Section 6.2(b) hereof.

      "Person" shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, firm, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

      "PIK Notes" shall have the meaning assigned to such term in Section 3.1(e) hereof.

      "Properties and Facilities" shall have the meaning assigned to such term in Section 5.1(p) hereof.

      "Properties Schedule" shall have the meaning assigned to such term in
Section 5.1(p) hereof.

      "Proprietary Rights" shall mean all right, title, and interest in the following intellectual property, including both statutory and common law rights:
(i) copyrights in published and unpublished works, and all applications, registrations and renewals relating thereto; (ii) registered or unregistered trademarks, service marks, domain names, logos, trade dress and other source or business identifiers, and the goodwill associated therewith; (iii) patents,


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patent applications, and other patent or industrial property rights in any country; and (iv) trade secrets, confidential or proprietary information, inventions, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes, and know-how, whether or not such are registered with any Governmental Authorities, including applications therefor.

      "Purchase Documents" shall mean this Agreement, the Notes, the Subordination Agreement, the Noteholder Subordination Agreement and all other agreements, instruments and documents delivered in connection therewith or contemplated therein as any or all of the foregoing may be supplemented or amended from time to time.

      "Purchaser" shall have the meaning assigned to such term in the preamble hereto.

      "RCRA" shall mean the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.

      "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, escaping, placing, discarding, abandonment, or migration on or into the environment or into or out of any property.

      "Removal," "Remedial" and "Response" actions shall include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, with respect to the Release or threat of Release of any Hazardous Materials and whether the activities are those that might be taken by a government entity or those that a Governmental Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under "removal," "remedial," or other "response" actions.

      "Reportable Event" shall mean any of the events that are reportable under
Section 4043 of ERISA and the regulations promulgated thereunder, other than an occurrence for which the thirty (30) day notice contained in 29 C.F.R. ss. 2615.3(a) is waived.

      "Responsible Officer" shall mean either the Chief Executive Officer or Chief Financial Officer of Borrower.

      "Restricted Distribution" shall mean as to any Person (i) any dividend or other distribution on any equity interest in such Person (except those payable solely in its equity interests of the same class) or (ii) any payment on account of (a) the purchase, redemption, retirement, defeasance, surrender or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (b) any option, warrant or other right to acquire any equity interests in such Person.

      "SEC" shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

      "Seller" shall have the meaning assigned to such term in the recitals hereto.

      "Seller Note" shall have the meaning assigned to such term in the recitals hereto.


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

      "Senior Credit Agreement" shall mean that certain Credit and Security Agreement between Borrower and National City Leasing Corporation, dated as of the date hereof, as such may be amended or modified from time to time as permitted hereunder.

      "Senior Debt" shall mean all Debt, obligations and liabilities of Borrower under or relating to the Senior Financing.

      "Senior Financing" shall mean secured term credit facilities of Borrower incurred pursuant to the Senior Credit Agreement, and any extension, renewal, refunding or refinancing thereof from time to time; provided, that at no time shall the principal amount of the Senior Financing exceed the amount of the "Senior Indebtedness" (as defined in the Subordination Agreement).

      "Senior Financing Documents" means the Senior Credit Agreement, all notes, security agreements, pledge agreements, mortgages, guarantees and other agreements, instruments and documents now or hereafter executed pursuant thereto or in connection therewith.

      "Senior Lender" shall mean National City Commercial Capital Company, LLC, an Indiana limited liability company.

      "Senior Subordinated Notes" shall have the meaning assigned to such term in Section 2.1(a) hereof.

      "Subordinated CapEx Notes" shall have the meaning assigned to such term in
Section 2.1(b) hereof.

      "Subordinated Make Whole Notes" shall have the meaning assigned to such term in Section 2.1(c) hereof.

      "Subordination Agreement" shall have the meaning assigned to such term in
Section 8.18 hereof.

      "Subsidiary" of any corporation shall mean any other corporation or limited liability company of which the outstanding capital stock possessing a majority of voting power in the election of directors (other than as the result of a default) is owned or controlled by such corporation directly or indirectly through Subsidiaries.

      "Swap Contract" means any "swap agreement", as defined in Section 101 of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest or currency exchange rates.

      "Taxes" shall have the meaning assigned to such term in Section 3.7(a) hereof.

      "Time Charter Agreement" shall mean the Time Charter Agreement dated as of August 1, 2006, by and between Borrower and Lower Lakes Transportation Company.

      "Transactions" shall mean the incurrence of debt in connection with and as contemplated by the Purchase Documents.


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

      "Vessels" shall mean, collectively, (A) the David Z. Norton, a documented vessel of the United States bearing U.S. Official Number 549231 (B) the Wolverine, a documented vessel of the United States bearing U.S. Official Number 560339 and (C) the Earl W. Oglebay, a documented vessel of the United States bearing U.S. Official Number 552395.

      1.2 Principles. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Purchasers; it being understood, however, that (i) no financial statement of the Seller required to be delivered hereunder (and none of the accounting determinations based thereon) have been prepared in accordance with GAAP and (ii) the first audited financial statements of Borrower prepared in accordance with GAAP to be delivered hereunder will be for the period ended December 31, 2006. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Purchase Document, and either Borrower or Purchasers shall so request, Purchasers and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Purchasers); provided that, until so amended,
(i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Purchasers financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

      1.3 Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not it any particular provision of this agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. The words "includes" or "including" shall mean "including without limitation". A Default or Event of Default shall "continue" or be "continuing" until such Default or Event of Default has been cured or waived by Purchasers. References in this Agreement to any Persons shall include such Persons and the successors and permitted assigns of such Persons. Other terms contained in this Agreement (which are not otherwise specifically defined herein) shall have meanings provided in Article 9 of the New York Uniform Commercial Code on the date hereof to the extent the same are used or defined therein.

                                    ARTICLE 2
                             ISSUE AND SALE OF NOTES

      2.1 Authorization and Issuance of the Notes.

            (a) Senior Subordinated Notes. Borrower has duly authorized the issuance of the Seller Note to Oglebay and the issuance and sale to Rand of $2,150,000 in aggregate principal amount of Senior Subordinated Notes Due July 31, 2009 (the Seller Note and Senior Subordinated Notes issued to Rand are collectively referred to as, the "Senior Subordinated Notes"), to be substantially in the form of the Senior Subordinated Note attached hereto as Exhibit A-1.

            (b) Subordinated CapEx Notes. Borrower has duly authorized the issuance and sale to Purchasers of $1,650,000 in aggregate principal amount of Subordinated CapEx Notes Due July 31, 2009 (the "Subordinated CapEx Notes"), to be substantially in the form of the Subordinated CapEx Note attached hereto as Exhibit A-2.

            (c) Subordinated Make Whole Notes. Borrower has duly authorized the issuance and sale to Purchasers of $2,700,000 in aggregate principal amount of Subordinated Make-Whole Notes Due July 31, 2009 (the "Subordinated Make Whole Notes", and together with the Senior Subordinated Notes, the Subordinated CapEx Notes, and the PIK Notes collectively, the "Notes"), to be substantially in the form of the Subordinated Make Whole Note attached hereto as Exhibit A-3.

      2.2 Sale and Purchase.

            (a) Senior Subordinated Notes. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, on the Closing Date, (i) Borrower shall sell to Rand, and Rand shall purchase from Borrower, in an amount equal to the relative portion of the Senior Subordinated Notes to be purchased by Rand as set forth on Annex B, the Senior Subordinated Notes in the aggregate principal amounts set forth in Section 2.1(a) hereof for $2,150,000 in the aggregate, and (ii) Borrower shall issue to Oglebay the Seller Note as partial payment for the Acquisition. Amounts repaid by Borrower with respect to the Senior Subordinated Notes may not be reborrowed.

            (b) Subordinated CapEx Note. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, Borrower shall sell to Purchasers, and Purchasers shall purchase from Borrower, in an amount equal to the relative portion of the Subordinated CapEx Notes to be purchased by each Purchaser as set forth on Annex B, the Subordinated CapEx Notes in the aggregate principal amounts set forth in Section 2.1(b) hereof for an amount up to $1,650,000 in the aggregate at any time or times prior to July 31, 2009. Amounts repaid by Borrower with respect to the Subordinated CapEx Notes may not be reborrowed. Borrower may give Purchasers notice, no later than 11:00 a.m. New York time on Business Day prior to the purchase and sale of a Subordinated CapEx Note, by submitting a notice of borrowing, in which notice Borrower shall (A) specify the amount of the proposed borrowing and the proposed borrowing date, and such amount shall be in an amount of at least $50,000 (unless otherwise permitted by Purchasers), and (B) be accompanied by an executed Subordinated CapEx Note and valid invoices for Capital Expenditures; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default.

            (c) Subordinated Make Whole Notes. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, Borrower shall sell to Purchasers, and Purchasers shall purchase from Borrower, in an amount equal to the relative portion of the Subordinated Make Whole Notes to be purchased by each Purchaser as set forth on

Annex B, the Subordinated Make Whole Notes in the aggregate principal amounts set forth in Section 2.1(c) hereof for an amount up to $2,700,000 in the aggregate at any time or times prior to October 1, 2008. Any draw by Senior Lender against Rand's funds on deposit with Senior Lender in the Blocked Account (as defined in the Senior Credit Agreement) shall be deemed a notice of borrowing by Borrower under this Section 2.2(c) in the amount of such draw by Senior Lender and Borrower shall furnish Rand with an executed Subordinated Make Whole Note in the amount of such draw. Amounts repaid by Borrower with respect to the Subordinated Make Whole Notes may not be reborrowed.

      2.3 The Closing. Delivery of the Notes and the other Purchase Documents and payment for the Senior Subordinated Notes issued to Rand (the "Closing") shall be made at the offices of Katten Muchin Rosenman LLP, 525 Madison Avenue, New York, New York 10022, commencing at 10:00 a.m., local time, on the date of this Agreement (the "Closing Date.") The Notes shall be issued in such name or names and in such permitted denomination or denominations, numbers and amounts as set forth in Annex B or as Purchasers may request in writing.

                                    ARTICLE 3
                             REPAYMENT OF THE NOTES

      3.1 Interest Rate and Interest Payments.

            (a) The outstanding principal amount of the Notes shall bear interest at the rate of ten percent (10%) per annum, payable in kind pursuant to
Section 3.1 (e) below.

            (b) Senior Subordinated Notes. Borrower covenants and agrees to make payments to Purchasers of accrued interest on the outstanding principal amount of the Senior Subordinated Notes on the last day of each calendar quarter in arrears during the term of the Senior Subordinated Notes commencing on September 30, 2006.

            (c) Subordinated CapEx Notes. Borrower covenants and agrees to make payments to Purchasers of accrued interest on the outstanding principal amount of each Subordinated CapEx Note on the last day of each calendar quarter in arrears during the term of any Subordinated CapEx Note commencing with the last day of the calendar quarter subsequent to the date of the purchase and sale of a Subordinated CapEx Note pursuant to Section 2.1(b).

            (d) Subordinated Make Whole Notes. Borrower covenants and agrees to make payments to Purchasers of accrued interest on the outstanding principal amount of each Subordinated Make Whole Note on the last day of each calendar quarter in arrears during the term of any Subordinated Make Whole Note commencing with the last day of the calendar quarter subsequent to the date of the purchase and sale of any Subordinated Make Whole Note pursuant to Section 2.1(c).

            (e) PIK Interest. Interest on the outstanding principal amount of the Notes, including interest on the PIK Notes shall be payable in kind on the last day of each calendar quarter. Borrower shall execute and deliver to Purchasers PIK Notes in the form of Exhibit A-4 to this Agreement ("PIK Notes") to evidence such interest paid in kind. Purchasers' determination of the amount of Notes outstanding at any time shall be conclusive and binding, absent manifest error.

            (f) Computation of Interest. Interest on the Notes will be computed on the basis of a year within three hundred sixty (360) days composed of twelve
(12) thirty (30) day months, and the actual number of days elapsed. For purposes of illustration, interest for a month shall equal: (actual number of days elapsed in a month/30) x (applicable interest rate/12) x outstanding principal balance on a Note.

      3.2 Repayment of Notes. Borrower covenants and agrees to repay to Purchasers the unpaid balance of the Notes in full, together with all the accrued and unpaid interest, fees and other amounts due hereunder on July 31, 2009 ("Maturity Date").

      3.3 Optional Prepayment of Notes. Subject to the terms of this Section 3.3, Borrower may prepay to Purchasers the outstanding principal amount of the Notes in whole or in part in multiples of $100,000, or such lesser amount as is then outstanding, plus the unpaid accrued interest, if any, on the principal amount so prepaid, to the date set for prepayment; provided, however, that no prepayment may be made with respect to any Notes held by Rand until the Seller Note has been paid in full. All such prepayments shall be applied by Purchasers to the outstanding principal after application of such prepayment to any accrued interest.

      3.4 Notice of Optional Prepayment. If Borrower shall elect to prepay any Notes pursuant to Section 3.3 hereof, Borrower shall give notice of such prepayment (which notice may be withdrawn at option of Borrower without penalty) to each holder of the Notes to be prepaid not less than five (5) Business Days prior to the date fixed for prepayment, specifying (i) the date on which such prepayment is to be made, (ii) the principal amount of such Notes to be prepaid on such date, and (iii) the accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of a Responsible Officer that such prepayment is being made in compliance with Section 3.3.

      3.5 Mandatory Prepayment on Change of Control or Event of Default. The Notes shall be prepaid in full, together with all interest, fees and expenses, as if such prepayment were a voluntary prepayment, in the event of a Change of Control or upon such Notes becoming due as a consequence of an Event of Default pursuant to Section 7.2.

      3.6 Home Office Payment. Borrower will pay all sums becoming due on any Note for principal and interest to Purchasers by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as Purchasers shall have from time to time specified to Borrower in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of Borrower made concurrently with or reasonably promptly after payment or prepayment in full of any Note, each holder of such Note shall surrender their respective Note for cancellation, reasonably promptly after such request, to Borrower at its principal executive office.

      3.7 Taxes.

            (a) Any and all payments by Borrower hereunder or under the other Purchase Documents that are made to or for the benefit of Purchasers shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, "Taxes"), excluding taxes imposed on Purchasers' net income or capital and franchise taxes imposed on any of them by the jurisdiction under the laws of which any of them is organized or conducts business or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as "Covered Taxes"). Subject to the provisions of Section 3.7(b) hereof, Borrower shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Notes or other Purchase Documents to Purchasers the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), each Purchaser receives an amount equal to the sum it would have received had no such deductions been made. Borrower shall make such deductions and Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable Law. In addition, Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Purchase Documents or from the execution or delivery by Borrower or from the filing or recording or maintenance of, or otherwise with respect to, the exercise by Purchasers of their respective rights under any and all Purchase Documents (collectively, "Other Taxes"). Subject to the provisions of Section 3.7(b) hereof, Borrower will indemnify Purchasers for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date Purchasers provide Borrower with a certificate certifying and setting forth in reasonable detail the calculation of the amount and type of such Taxes requiring indemnification. Any such certificates submitted by Purchasers in good faith to Borrower shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of Borrower under this Section 3.7 shall survive the payment of the Notes and the termination of this Agreement. Within thirty (30) days after Borrower having received a receipt for payment of Covered Taxes and/or Other Taxes, Borrower shall furnish to Purchasers the original or certified copy of a receipt evidencing payment thereof.

            (b) Each Purchaser that (i) is organized under the laws of a jurisdiction other than the United States of America and (ii) is a party hereto on the Closing Date (each such Purchaser, a "Foreign Purchaser") shall execute and deliver to Borrower and Purchasers one or more (as Borrower or Purchasers may reasonably request) IRS Form W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the IRS certifying as to such Foreign Purchaser's entitlement to a complete exemption from withholding or deduction of Taxes. Borrower shall not be required to pay additional amounts to any Purchaser pursuant to this Section 3.7 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Foreign Purchaser to comply with this Section 3.7.

      3.8 Maximum Lawful Rate. The Purchase Documents are hereby limited by this
Section 3.8. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Purchasers exceed the maximum amount permissible under such applicable Law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Purchasers in excess of the maximum amount permissible under applicable Law, the interest and fees shall be reduced to the maximum amount permitted under such applicable Law. If from any circumstance whatsoever, Purchasers shall have received anything of value deemed interest by applicable Law in excess of the maximum lawful amount permitted under applicable Law, an amount equal to any such excess shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Purchasers, and not to the payment of fees or interest, or if such excess exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to Borrower.

      3.9 Certain Waivers. Borrower unconditionally waives (i) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (ii) any rights of recission, setoff, counterclaim or defense to payment under the Notes or otherwise that Borrower may have or claim against any Purchaser.

                                    ARTICLE 4
                                   CONDITIONS

      4.1 Conditions to the Purchase of Notes. The obligation of Rand to purchase and pay for the Notes being purchased by it and Oglebay to accept the Seller Note is subject to the satisfaction, prior to or at the Closing, of the following conditions:

            (a) Representations and Warranties True. The representations and warranties contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

            (b) Material Adverse Change. There shall have been no Material Adverse Change since June 30, 2006.

            (c) Subordination Agreement. Purchasers, the Senior Lender and Borrower shall have executed the Subordination Agreement among the Senior Lender, Purchasers and Borrower.

            (d) Noteholder Subordination Agreement. Purchasers and Borrower shall have executed the Noteholder Subordination Agreement among Purchasers and Borrower.

            (e) Closing Documents. Borrower will have delivered or caused to be delivered to Purchasers all of the following documents in form and substance satisfactory to Purchasers:

                  (i) the Notes (as designated by Purchasers pursuant to Section
      2.1 and Annex A hereof) in aggregate original principal amounts as set forth in Section 2.1, duly completed and executed by Borrower;

                  (ii) certificates of good standing dated as of a recent date for Borrower issued by its jurisdiction of organization and each jurisdiction where it is qualified to operate as a foreign corporation, or its equivalent;

                  (iii) a copy of the Charter Documents of Borrower, certified by the appropriate governmental official of the jurisdiction of its organization as of a recent date;

                  (iv) a copy of the By-laws of Borrower, certified as of the Closing Date by the secretary or assistant secretary of Borrower;

                  (v) a certificate of the secretary or assistant secretary of Borrower, certifying as to the names and true signatures of the officers or other authorized person of Borrower authorized to sign this Agreement and the other documents to be delivered by Borrower hereunder;

                  (vi) copies of the resolutions duly adopted by Borrower's board of directors or other governing body, authorizing the execution, delivery and performance by Borrower of this Agreement and each of the other agreements, instruments and documents contemplated hereby to which Borrower is a party to, and the consummation of all of the other Transactions, certified as of the Closing Date by the secretary or assistant secretary of Borrower;

                  (vii) certificates of insurance evidencing the existence of all insurance required to be maintained by Borrower pursuant to Section 6.1(e), and Purchasers shall be satisfied with the type and extent of such coverage;

                  (viii) a certificate dated as of the Closing Date from an officer of Borrower attaching true, correct and complete copies of the Senior Financing Documents;

                  (ix) such other documents relating to the Transactions contemplated by this Agreement as Purchasers or their counsel may reasonably request.

            (f) Purchaser's Fees and Expenses. On the Closing Date, Borrower shall have paid the out of pocket fees and expenses, including legal fees and expenses, of Rand, payable by Borrower pursuant to Section 8.4 hereof (and Borrower hereby authorizes Rand to deduct all such amounts from the aggregate proceeds of the sale of the Notes by Borrower to Rand, all such amounts).

            (g) Legal Investment. On the Closing Date, Purchasers' purchases of the Notes shall not be prohibited by any applicable Law, rule or regulation of any Governmental Authority (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) as a result of the promulgation or enactment thereof or any changes therein, or change in the interpretation thereof by any Governmental Authority, subsequent to the date of this Agreement.

            (h) Proceedings. All proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto will be satisfactory in form and substance to Purchasers and their special counsel.

            (i) Consummation of Acquisition. The Acquisition shall have been consummated accordance with the terms and conditions of the Acquisition Agreement and the other agreements and documents executed in connection therewith, and Purchasers shall have been provided copies of all agreements, instruments and documents delivered in connection therewith.

            (j) Consummation of Senior Financing. The Senior Financing shall have been consummated in form and substance satisfactory to Purchasers in Purchasers' reasonable discretion and Purchasers shall have been provided copies of all agreements, instruments and documents in connection therewith.

      4.2 Waiver. Any condition specified in this Article 4 may be waived by Purchasers; provided that no such waiver will be effective against Purchasers unless it is set forth in a writing executed by Purchasers.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF BORROWER

      5.1 Representations and Warranties of Borrower. As a material inducement to Purchasers to enter into this Agreement and purchase the Notes, Borrower hereby represents and warrants to Purchasers as follows:

            (a) Organization and Power. Borrower is a Michigan corporation duly organized, validly existing and in good standing under the laws of its state of formation. Borrower has all requisite corporate or other organizational power and authority and all material licenses, permits, approvals and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the Transactions, and is qualified to do business in the jurisdictions listed on the "Organization Schedule" attached hereto as Schedule 5.1(a), which includes every jurisdiction where the failure to so qualify would have a Material Adverse Effect. Borrower has its principal place of business as set forth on the "Organization Schedule". The copies of the Charter Documents and By-Laws of Borrower that have been furnished to Purchasers reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all respects.

            (b) Principal Business. Borrower is primarily engaged in the ownership and charter of the Vessels (the "Business").

            (c) Financial Statements. The pro forma balance sheet of Borrower as of the Closing Date, copies of which have been delivered to Purchasers, fairly and accurately presents, in all material respects, the financial position of Borrower as of such date, adjusted to give effect (as if such events had occurred on such date) to (1) the transactions contemplated by the Purchase Documents including, without limitation the sale of the Notes, (2) the transactions contemplated by the Senior Credit Agreement, including without limitation, the Senior Financing, (3) the application of the proceeds therefrom as contemplated by the Purchase Documents and (4) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet. As of the date of such balance sheet, Borrower (after giving effect to the pro forma adjustments) has no any material liabilities of a type required to be recorded on a balance sheet in accordance with GAAP which are not recorded on such pro forma balance sheet.

            (d) Capitalization and Related Matters.

                  (i) As of the Closing Date, the authorized capital stock of Borrower and the number and ownership of all outstanding capital stock of Borrower is set forth on the Organization Schedule. As of the Closing Date, Borrower will not have outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock (or as otherwise disclosed on the Organization Schedule) and none will have outstanding any rights or options to subscribe for or to purchase its respective capital stock or any stock or securities convertible into or exchangeable for its respective capital stock (or as otherwise disclosed on the Organization Schedule). As of the Closing Date, Borrower will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its respective capital stock, except as set forth herein and in the Equity Holders Agreement. As of the Closing, all of the outstanding shares of Borrower's capital stock will be validly issued, fully paid and nonassessable. Borrower has not violated any applicable federal or state securities laws or any of its Charter Documents in connection with the offer, sale or issuance of any of its capital stock. There are no agreements among Borrower's stockholders with respect to the voting or transfer of Borrower's capital stock other than as contemplated herein.

            (e) Subsidiaries. Borrower does not own, or hold any rights to acquire, any shares of stock or any other security or interest in any other Person, and Borrower has no Subsidiaries, except in each case as set forth on the Organization Schedule.

            (f) Authorization; No Breach. The execution, delivery and performance of this Agreement, the other Purchase Documents and all other agreements contemplated hereby and thereby to which Borrower is a party, and the consummation of the Transactions have been duly authorized by Borrower. The execution and delivery by Borrower of the Purchase Documents and the consummation of the Transactions do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon Borrower's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to, the Charter Documents of Borrower, or any law, statute, rule or regulation to which Borrower is subject, or any agreement, instrument, order, judgment or decree to which Borrower is a party or to which they or their assets are subject, except for such conflicts, acceleration rights, violations, breaches or defaults as would not have a Material Adverse Effect.

            (g) Enforceability. This Agreement constitutes, and each of the other Purchase Documents when duly executed and delivered by Borrower will constitute, legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

            (h) No Material Adverse Change. Since June 30, 2006, there has been no Material Adverse Change.

            (i) Litigation. Except as described in the "Litigation Schedule" attached hereto as Schedule 5.1(i), there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any Governmental Authority now pending or, to the knowledge of Borrower's management after due inquiry, threatened against or filed by or affecting Borrower or any of its directors or officers or the businesses, assets or rights of Borrower which could have a Material Adverse Effect or which in any manner draws into question the validity of any of the Purchase Documents.

            (j) Compliance with Laws. Borrower is not in violation in any material respect of any applicable Law, except for violations which would not have an Material Adverse Effect. Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority, except for defaults which would not have a Material Adverse Effect.

            (k) Compliance with Environmental Requirements; No Hazardous Materials. Except as described in the "Environmental Schedule" attached hereto as Schedule 5.1(k):

                  (i) No Hazardous Materials are located in, at, on or under any properties now owned, leased or operated by Borrower or have been Released into the environment, or deposited, discharged, placed or disposed of in, at, on or under any of such properties in a manner that would require the taking of any action under any Environmental Law or which could reasonably be expected to have a Material Adverse Effect. No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination.

                  (ii) No underground storage tanks are located at any properties now or previously owned, leased or operated by Borrower, or were located at any such property and subsequently removed or filled.

                  (iii) No written notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination has been received or threatened with respect to or in connection with the operation of any properties now or previously owned, leased or operated by Borrower. There is no condition, operation, activity or circumstance in connection with any such properties which is in violation of any Environmental Laws, and Borrower has not received any written communication from or on behalf of any Governmental Authority that any such condition, operation, activity or circumstance exists.

                  (iv) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Borrower has knowledge in relation to the current or prior business of Borrower or any property, facility now owned, leased or operated by Borrower which has not been delivered to Purchasers.

                  (v) Borrower has not received any written Environmental Claims except for such Environmental Claims which could not be reasonably expected to have a Material Adverse Effect.

                  (vi) For purposes of this Section 5.1(k), Borrower shall not be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of Borrower.

            (l) Use of Proceeds. Borrower will use the proceeds from the sale of the Notes to partially pay the purchase consideration in connection with the Acquisition and fees, costs and expenses incurred in connection therewith. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" or "margin security" (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the sale of the Notes will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

            (m) Taxes. Except to the extent subject to a Permitted Contest, all Federal and [material] state and local tax returns, reports and statements required to be filed by or on behalf of Borrower have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all material Taxes (including real property Taxes) and other material charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes required to be paid by Borrower have been paid. Except to the extent subject to a Permitted Contest, all Federal and material state returns have been filed by Borrower for all periods for which returns were due with respect to material employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

            (n) Labor and Employment. Except where failure to comply would not have a Material Adverse Effect, Borrower is and each of its Pension Plans are in compliance with those provisions of ERISA, the Code, the Age Discrimination in Employment Act, and the regulations and published interpretations thereunder that are applicable to Borrower or any such Pension Plan. As of the date hereof, no Reportable Event has occurred with respect to any Plan as to which Borrower is or was required to file a report with the PBGC. No Plan has any material amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA), whether or not waived, and neither Borrower nor any member of the Controlled Group has incurred or expects to incur any material withdrawal liability under Subtitle E of Title IV of ERISA to a Multiemployer Plan. Except where failure to comply would not have a Material Adverse Effect, Borrower is in compliance with all labor and employment laws, rules, regulations and requirements of all applicable domestic and foreign jurisdictions. To the Borrower's knowledge, there are no pending or threatened labor disputes, work stoppages or strikes.

            (o) Investment Company Act; Public Utility Holding Company Act. Borrower is not (i) an "investment company" or "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, or
(ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            (p) Properties. Borrower has good and marketable title to, or valid leasehold interests in, all of the material assets and properties used or useful by Borrower in the Business (collectively, the "Properties and Facilities") and good and marketable title to the Vessels, subject to no Liens except for Permitted Liens. All of the Properties and Facilities are in good repair, working order and condition and all such assets and properties are owned by Borrower free and clear of all Liens except for Permitted Liens. The Properties and Facilities constitute all of the material assets, properties and rights of any type used in or necessary for the conduct of the Business. All real estate and all vessels owned or leased by Borrower are listed on the "Properties Schedule," attached hereto as Schedule 5.1(p).

            (q) Intellectual Property; Licenses. Borrower possesses all Proprietary Rights material to/necessary for the conduct of the Business as heretofore conducted or as proposed to be conducted by it. All Proprietary Rights registered in the name of Borrower and applications therefor filed by Borrower are listed on the "Intellectual Property Schedule," attached hereto as
Schedule 5.1(q). No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing, which taken in isolation or when considered with all other such revocations or terminations could have a Material Adverse Effect. To Borrower's Knowledge, none of the Proprietary Rights owned by or used under license by Borrower infringes, misappropriates or conflicts with any Proprietary Rights or other rights of any other Person; no products or services sold by Borrower in connection with the Business is infringing on, misappropriating or making any unlawful or unauthorized use of any Proprietary Rights or other rights of another Person; and no other Person is infringing upon, misappropriating or making any unlawful or unauthorized use of any Proprietary Rights of Borrower; except with respect to each of the foregoing, for infringements, misappropriations, conflicts and unlawful and unauthorized uses which, would not have a Material Adverse Effect.

            (r) Side Agreements. Neither Borrower nor any Affiliate of Borrower nor any director, officer or employee of Borrower or any of their Affiliates, respectively, has entered into, as of the date hereof, any side agreement, either oral or written, with any individual or business, pursuant to which the director, officer, employee, Borrower or Affiliate agreed to do anything beyond the requirements of the formal, written contracts executed by Borrower and disclosed to Purchasers herein.

            (s) Broker's or Finder's Commissions. No broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the issuance and sale of the Notes or the transactions contemplated by this Agreement, including without limitation the Transactions. Borrower agrees to indemnify Purchasers and to hold them harmless from and against any claim, demand or liability for broker's or finder's or placement fees or similar commissions, whether or not payable by Borrower, alleged to have been incurred in connection with such transactions, other than any broker's or finder's fees payable to Persons engaged by Purchasers without the knowledge of Borrower.

            (t) Absence of Undisclosed Liabilities. Except as set forth on
Schedule 5.1(v), Borrower has no material liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

                  (i) those liabilities or obligations set forth on the Financial Statements and not heretofore paid or discharged,

                  (ii) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the schedules or not required to be disclosed because of the term or amount involved or otherwise, and

                  (iii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business.

            (u) Vessels. Each of the Vessels is duly documented in the name of Borrower under the law and flag of the United States and is entitled to engage in the coastwise trade of the United States.

            (v) Accuracy of Information. None of the Purchase Documents nor any other information furnished to any of Purchasers by or on behalf of Borrower and any of its Affiliates in connection with the Transactions contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading.

      5.2 Absolute Reliance on the Representations and Warranties. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by Purchasers or on Purchasers' behalf.

                                    ARTICLE 6
                                    COVENANTS

      6.1 Affirmative Covenants. Borrower covenants that, so long as all or any of the principal amount of the Notes or any interest thereon shall remain outstanding, Borrower shall:

            (a) Financial Statements; Reports. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Purchasers hereunder, and will deliver to Purchasers:

                  (i) Interim Financial Statements. As soon as practicable and in any event within forty five (45) days after the end of each fiscal quarter (including the last fiscal quarter of Borrower's Fiscal Year), a balance sheet of Borrower and its Subsidiaries as at the end of such month and the related statements of operations and cash flows for such fiscal quarter, and for the portion of the Fiscal Year ended at the end of such fiscal quarter setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such fiscal quarter and for such portion of the Fiscal Year ended at the end of such fiscal quarter set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to
      Section 6.1(a)(v), in each case all in reasonable detail and certified by a Responsible Officer as fairly presenting, in all material respects, the financial condition and results of operations of Borrower, and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Borrower, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures.

                  (ii) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of Borrower as of the end of such Fiscal Year and the related statements of operations, stockholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 6.1(a)(v), certified (solely with respect to such statements) without qualification by an independent public accounting firm reasonably acceptable to Purchasers.

                  (iii) Accountant Statements. Together with each delivery of financial statements pursuant to Section 6.1(a)(ii) above, a written statement by the independent public accountants giving the report thereon stating that their audit examination has included a review of the terms of this Agreement as it relates to accounting matters.

                  (iv) Accountant Reports. Promptly upon receipt thereof, copies of all reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

                  (v) Operating Plans and Projections. Within thirty (30) days after the conclusion of each Fiscal Year, Borrower's annual operating plans, operating and capital expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following Fiscal Year presented on a monthly basis for the next Fiscal Year and annually for the two (2) subsequent Fiscal Years, all of which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to Purchasers, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of Borrower.

                  (vi) Additional Information. Promptly, from time to time, such other information regarding the compliance by Borrower with the terms of this Agreement and the other Purchase Documents or the affairs, operations or condition (financial or otherwise) of Borrower as Purchasers may reasonably request and that is capable of being obtained, produced or generated by Borrower or of which Borrower has knowledge.

            (b) Other Reports and Notices. Give Purchasers written notice of the following:

                  (i) Litigation; Defaults. Promptly upon any officer of Borrower obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of Borrower in excess of $100,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in Borrower's certified accountant or any resignation, or decision not to stand for re-election, by any member of Borrower's board of directors (or comparable body), (iii) that any Person has given any notice to Borrower or taken any other action with respect to a claimed default under any material agreement or instrument (other than the Purchase Documents) to which Borrower is a party or by which any of its assets is bound or (iv) of the institution of any litigation or arbitration involving an alleged liability of Borrower equal to or greater than $100,000 or any adverse determination in any litigation or arbitration involving a potential liability of Borrower equal to or greater than $100,000, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action Borrower has taken, is taking or proposes to take with respect thereto.

                  (ii) ERISA. Promptly upon any officer of Borrower obtaining knowledge of any of the following if the same would have a Material Adverse Effect: (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution on a timely basis to any ERISA Plan or to any Multiemployer Plan, (iii) the taking of any action with respect to a Pension Plan which results in the requirement that Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of a reportable event under Section 4043 of ERISA (for which a reporting requirement is not waived) with respect to any Pension Plan, (v) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which results in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer
      Plan), (vi) any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post-retirement welfare plan benefit or (vii) any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in Multiemployer Plan benefits or the imposition of an excise tax, that any such Multiemployer Pension Plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such Multiemployer Plan is or may be terminated, or that any such plan is or may become insolvent, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action Borrower has taken, is taking or proposed to take with respect thereto.

                  (iii) Environmental Matters. Promptly upon any officer of Borrower obtaining knowledge of any of the following if the same would have a Material Adverse Effect: any complaint, order, citation, notice or other written communication from any Person delivered to Borrower with respect to, or if any officer of Borrower becomes aware of (x) the existence or alleged existence of a violation of any Environmental Law or the incurrence of any Environmental Claim, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any Removal, Remedial or Response action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Material or any other environmental, health or safety matter in, at, on, under or within any of the properties now or previously owned, leased or operated by Borrower, or due to the operations or activities of Borrower or any other Person on or in connection with any such property or any part thereof, or (y) any Release in, at, on, under or within any of such properties of Hazardous Materials in a quantity that is reportable under any applicable Environmental Law, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action Borrower has taken, is taking or proposes to take with respect thereto.

                  (iv) Intellectual Property. Promptly upon any officer of Borrower obtaining knowledge that Borrower has either (x) registered or applied to register any Proprietary Rights material to its business as then conducted with the U.S. government, any foreign government or any agency or department thereof, or (y) acquired any interest in real property (including leasehold interests in real property, whether owned or leased) which has a value of more than $100,000, a certificate of a Responsible Officer describing such Proprietary Rights and/or such real property in such detail as Purchasers shall reasonably require.

                  (v) Taxes. Copies of any reports or notices related to any material taxes and any other material reports or notices received by Borrower from, or filed by Borrower with, any Governmental Authority.

            (c) Payment and Performance of Obligations. Borrower (i) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and liabilities, the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

            (d) Conduct of Business and Maintenance of Existence. At all times will continue, and will cause each Subsidiary to continue, to engage in the Business as presently conducted and reasonable extensions thereof and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

            (e) Maintenance of Property; Insurance.

                  (i) Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

                  (ii) Borrower will maintain, and will cause each Subsidiary to maintain, (i) physical damage insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds and in amounts maintained by Borrower on the Closing Date and
      (ii) such other insurance coverage in such amounts and with respect to such risks as Purchasers may reasonably request. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Purchasers.

                  (iii) On or prior to the Closing Date, Borrower will cause each Purchaser to be named as an additional insured on each liability insurance policy required to be maintained pursuant to this Section 6.1(e) pursuant to endorsements in form and content acceptable to Purchasers. Borrower will deliver to Purchasers (i) on the Closing Date, a certificate from Borrower's insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all additional insureds and all rights of subrogation against all additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured of written notice thereof, (ii) upon the reasonable request of any Purchaser through Purchasers from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Borrower.

            (f) Compliance with Laws. Borrower will comply, and will cause each Subsidiary to comply, with the requirements of all applicable laws, ordinances, rules, regulations, and requirements of Government Authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), except for such noncompliance that would not have a Material Adverse Effect.

            (g) Inspection of Property, Books and Records. Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of Borrower or any applicable Subsidiary, (it being agreed that, without limiting the number of visits or inspections permitted below, Borrower and its Subsidiaries shall be responsible for the cost of only one (1) such visit or inspection per Purchaser per Fiscal Year so long as no Event of Default exists) representatives of any Purchaser to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired; provided, however that Purchasers shall agree to keep all information that is subject to a confidentiality agreement involving Borrower or any of their respective Subsidiaries of Affiliates confidential to the extent required pursuant to Section 8.8. In the absence of an Event of Default, any Purchaser exercising any rights pursuant to this
Section 6.1(g) shall give Borrower or any applicable Subsidiary commercially reasonable prior written notice (which in any event shall not be less than two
(2) Business Days prior written notice) of such exercise. No notice shall be required during the existence and continuance of any Event of Default.

            (h) Purchasers' Meetings. At any Purchaser's request, Borrower will conduct a meeting of Purchasers once during each Fiscal Year to discuss the prior Fiscal Year's results and the financial condition of Borrower and the Subsidiaries at which shall be present a Responsible Officer and such officers of Borrower as may be reasonably requested to attend by any Purchaser, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting. Such meetings shall be held at a time and place convenient to any Purchaser wishing to attend and to Borrower.

            (i) Hazardous Materials; Remediation. Provide Purchasers, within thirty (30) days after demand therefor, financial assurance to the reasonable satisfaction of Purchasers that sufficient funds are available to pay the cost of removing, treating, transporting and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any Lien which may be established on any property as a result thereof, such demand to be made, if at all, upon Purchasers' reasonable business determination that the failure to remove, treat, transport or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such Lien, could reasonably be expected to have a Material Adverse Effect.

            (j) Vessels.

                  (i) Borrower shall maintain the documentation of the Vessels under the laws of the United States of America and shall maintain the qualification of the Vessels to operation in the US Coastwise trade. Borrower will maintain all proper licenses and permits in force at all times, and no do or permit anything to be done which might affect such documentation, registration or qualification.

                  (ii) Borrower shall at all times preserve, repair and keep in thoroughly good and seaworthy repair and good order and condition the Vessels and all machinery and equipment and appurtenances thereto up to a modern standard of usage, and maintain the same consistently with the best practices in respect of similar vessels; and in any event, Borrower will maintain each Vessel in such condition as will entitle her to be classified "+ 100 A1" by Lloyds Register of Shipping or an equivalent classification by The American Bureau of Shipping or by another classification society acceptable to Purchasers, and will furnish to Purchasers, upon request, the certificate evidencing such classification; and at all times upon reasonable notice allow Purchasers or their representatives access to each Vessel in order to view the state of repair.

                  (iii) Borrower shall not at any time suffer or permit the Vessels to be used or navigated in any manner inconsistent with any of the marine insurance policies thereon, and it shall comply and shall require the master, officers and engineers of the Vessels from time to time and at all times to comply in all material respects with all statutory rules, regulations, by-laws and ordinances relating to the operation and navigation of the Vessels or which from time to time may be in force and applicable thereto.

                  (iv) Borrower shall warrant and defend the title to the Vessels and its possession thereof for the benefit of Purchasers against the claims and demands of all Persons whomsoever.

                  (v) Borrower shall pay and discharge, upon the due date thereof, all debts, damages and liabilities which have given rise or may give rise to maritime or possessory liens on the Vessels or to claims enforceable by action in rem against any thereof or to any similar process so as to keep the Vessels free from arrest or detention, and, in the event of arrest or detention of a Vessel being threatened or effected, it will forthwith notify Purchasers and shall take all steps and make all payments necessary to obtain the release thereof forthwith and no later than fifteen (15) days from the date of receiving notice of any such arrest or detention.

                  (vi) Except as contemplated by the Senior Credit Agreement, Borrower shall not sell, mortgage or transfer any Vessels or any share or interest therein, in any manner, or agree to any charter of any Vessel, without the prior written consent of both Purchasers, and any such written consent to any one mortgage, transfer or charter shall not be construed a waiver of this provision in respect of any subsequent mortgage, transfer or charter.

                  (vii) Borrower shall provide Purchasers promptly with such information as may be requested by any Purchaser regarding the Vessels, their location and employment, the particulars of all tonnages, salvages and copies of all charters and contracts.

                  (viii) Borrower will pay or cause to be paid, upon the due dates thereof, all taxes, rates, fees, levies, fines, tolls, charges, duties, penalties, excises, assessments, disbursements and all other outgoings payable in respect of the Vessels and their use, ownership, documentation, registration and maintenance and, when requested by Purchasers, produce all relevant receipts therefor.

                  (ix) Borrower shall permit Purchasers or their authorized representatives, whenever requested by Purchasers, at the expense of Purchasers, to review the survey files and/or to survey each Vessels.

                  (x) Borrower shall promptly give notice to Purchasers of (A) any notice of expropriation of a Vessel or action or proceeding which it believes might have a Material Adverse Effect on the financial condition of it or the Business, (B) all claims, proceedings or litigation in respect of a Vessel, whether or not any such claim, proceeding or litigation is covered by insurance, (C) any violation of any law, statute, rule or regulation which does or may have a Material Adverse Effect on the operation of a Vessel, (D) any Lien registered against a Vessel (other than Liens in favor of the Senior Lender), and (E) any material change proposed to be made in the structure, type or speed of a Vessel and Borrower shall not permit such material change proposed to be made if such change could reasonably expected to prejudice the interests of Purchasers.

                  (xi) Borrower shall, upon request, provide Purchasers with information relating to the refitting, winter work or dry dock surveying of the Vessels including information as to the progress, timing and cost thereof.

            (k) Further Assurances. At its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Purchasers may from time to time reasonably request in order to carry out the intent and purposes of the Purchase Documents and the transactions contemplated thereby.

      6.2 Negative Covenants. Borrower covenants that, so long as all or any part of the principal amount of the Notes or any interest thereon shall remain outstanding:

            (a) Debt. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

                  (i) Debt under the Purchase Documents;

                  (ii) Debt under the Senior Financing, to which payment under the Notes will be subordinated on terms reasonably acceptable to Purchasers;

                  (iii) Debt or such contingent obligations outstanding on the date of this Agreement as set forth in Schedule 6.2(a)(iii);

                  (iv) Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $100,000; and

                  (v) net obligations to a counterparty under any Swap Contract permitted or required pursuant to the terms of this Agreement or the Senior Credit Agreement.

            (b) Liens. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except the following (each instance, a "Permitted Lien"):

                  (i) Liens created by the Senior Financing Documents;

                  (ii) Liens existing on the date of this Agreement as set forth on Schedule 6.2(b)(ii);

                  (iii) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

                  (iv) Liens arising in the ordinary course of business (i) in favor of carriers, warehousemen, mechanics and materialmen, and other similar Liens imposed by law and (ii) in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or the subject of a Permitted Contest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves as required by GAAP;

                  (v) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 in the aggregate arising in connection with a Permitted Contest;

                  (vi) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering with the ordinary conduct of the business of Borrower;

                  (vii) any interest or title of a lessor, sublessor, licensor, or sublicense under any lease or license permitted by this Agreement;

                  (viii) Liens arising from the filing of UCC-1 financing statements to perfect any Permitted Liens or from precautionary UCC financing statements filed under any lease or license permitted by this Agreement; and

                  (ix) Liens arising under statutory or common law for banker's liens and rights as to deposit accounts or other funds maintained with a depository institution.

            (c) Contingent Obligations. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

                  (i) Contingent Obligations arising in respect of the Debt under the Purchase Documents;

                  (ii) Contingent Obligations arising in respect of the Debt under the Senior Financing Documents;

                  (iii) Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business;

                  (iv) Contingent Obligations arising under Swap Contracts and so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any other Swap Contract, provided that such obligations are (or were) entered into by Borrower or its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

                  (v) Contingent Obligations outstanding on the date of this Agreement as set forth on Schedule 6.2(c)(v); and

                  (vi) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $100,000 in the aggregate at any time outstanding.

            (d) Restricted Distributions. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit Borrower or its Subsidiaries from making any Restricted Distributions at such times and in such amounts as are necessary to permit Restricted Distributions permitted by the Senior Credit Agreement as in effect on the date hereof.

            (e) Restrictive Agreements. Borrower will not, and will not permit any Subsidiary to, directly or indirectly (i) enter into or assume any agreement (other than the Purchase Documents and the Senior Financing Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Purchase Documents and the Senior Financing Documents) on the ability of any Subsidiary to: (1) pay or make Restricted Distributions to Borrower or any other Subsidiary; (2) pay any Debt owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

            (f) Consolidations, Mergers and Sales of Assets. Borrower will not, and will not permit any Subsidiary to, directly or indirectly (i) consolidate or merge with or into any other Person or (ii) sell, lease, license or otherwise transfer, directly or indirectly, substantially all of its assets.

            (g) Purchase of Assets. Borrower will not, and will not permit any Subsidiary to, directly or indirectly acquire any assets, other than (i) acquisitions of inventory and fixed assets in the ordinary course of business and (ii) the Acquisition.

            (h) Transactions with Affiliates. Except (i) as expressly permitted by this Agreement, (ii) as otherwise disclosed in Schedule 6.2(h), and (iii) for transactions that are disclosed to Purchasers in writing and which contain terms that are no less favorable to Borrower or any of its Subsidiaries, as the case may be, than those which might be obtained from a third party not an Affiliate of Borrower, Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower.

            (i) Modification of Charter Documents. Borrower will not, and will not permit any Subsidiary to, directly or indirectly amend or otherwise modify any Charter Documents of such Person in a manner adverse to Purchasers.

            (j) Fiscal Year. Borrower will not, and will not permit any Subsidiary to, change its Fiscal Year.

            (k) Conduct of Business. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto.

            (l) Investor Fees. Except as permitted pursuant to Section 6.2(d) of this Agreement, Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees or other amounts (other than all out of pocket expenses reasonably incurred).

            (m) Bank Accounts. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, establish any new bank account without prior written notice to Purchasers. Borrower will promptly deliver to Purchasers the name, address and telephone number of the bank where any new account is opened and the complete account number therefor.

            (n) Salt Water Operation. Borrower shall not operate the Vessels in
(i) any manner contrary to the provisions of Section 6.1(j)(xi) hereof, and (ii) in salt water for any period of time without the consent of Purchasers.

            (o) Time Charter Agreement. Borrower shall not terminate the Time Charter Agreement or agree to amend its terms in any manner which would be unfavorable from the perspective of Borrower, without the prior consent of Purchasers, which shall not be unreasonably withheld.

            (p) Capital Structure. Borrower shall not make any changes in its capital or corporate structure which would result in it failing to be a citizen of the United States under Section 2 of the Shipping Act of 1916, as amended, for purposes of owning an operating a vessel in the US coastwise trade.

                                    ARTICLE 7
                                EVENTS OF DEFAULT

      7.1 Events of Default. An "Event of Default" shall mean the occurrence of one or more of the following described events:

            (a) Borrower shall default under the terms and provisions of the Senior Financing Documents and, as a result, the Senior Debt shall have become immediately due and payable under the term of the Senior Financing Documents;

            (b) Borrower shall default in the payment of principal or interest on any Note when due, whether at maturity, upon notice of prepayment in accordance with Sections 3.3 or 3.4, upon any scheduled payment date, a mandatory prepayment date in accordance with Section 3.5 or by acceleration or otherwise;

            (c) any representation or warranty herein made by Borrower, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished;

            (d) Borrower shall default in the performance of any covenant, condition or provision of Section 6.1(g) or 6.2;

            (e) a default or event of default shall occur under any other Purchase Document (other than defaults described in Section 7.1(d)) or any Senior Financing Document beyond any applicable notice or cure period;

            (f) Borrower shall default in the performance of any other covenant, condition or provision of this Agreement, any Note or any other Purchase Document (other than occurrences described in other provisions of this Section
7.1 for which a different grace or cure period is specified or which constitute immediate Events of Default), and such default shall not be remedied to Purchasers' satisfaction within a period of twenty (20) days after the earlier of (i) written notice from Purchasers of such default or (ii) actual knowledge by Borrower of such default;

            (g) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of their affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days;

            (h) Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or for any substantial part of their property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay their debts as they become due, or shall take any action in furtherance of any of the foregoing;

            (i) (1) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group is required to make a contribution to such Pension Plan, or incurs a liability or obligation to such Pension Plan, in excess of $100,000,

(2) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (3) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000;

            (j) a final judgment that with other undischarged final judgments against Borrower, exceeds an aggregate of $100,000 (excluding judgments to the extent Borrower is fully insured or the deductible or retention limit does not exceed $100,000 and with respect to which the insurer has assumed responsibility in writing), shall have been entered against Borrower if, within thirty (30) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged;

            (k) Borrower shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any labor strike or any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such labor strike remains in effect for any period of forty-five (45) days or such determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of twenty (20) days;

            (l) (1) the failure of Borrower to pay when due or within any applicable grace period any principal, interest, net obligation or other amount on, or with respect to, any Debt or any Swap Contract (other than the Senior
Debt) having an individual principal amount or net obligation due, as applicable, in excess of $100,000 or having an aggregate principal amount and/or net obligation due in excess of $100,000 or (2) the occurrence of any breach, default, condition or event with respect to any Debt or any Swap Contract (other than the Senior Debt), if (in the case of each of the foregoing clauses (1) and
(2)) the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any Swap Contracts, to cause such Debt or Swap Contract having an individual principal amount or net obligation due, as applicable, in excess of $100,000 or having an aggregate principal amount and/or net obligation due, as applicable, in excess of $100,000 to become or be declared due prior to its stated maturity and, in each case described in clauses (1) and (2) above, the holder of such Debt or Swap Contract shall have accelerated the maturity of such Debt or Swap Contract;

            (m) any of the Purchase Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or Borrower shall so assert in writing, and any such failure would result in a Material Adverse Effect; or

            (n) a Change of Control shall have occurred.

      7.2 Consequences of Event of Default.

            (a) Bankruptcy or Acceleration of Senior Debt. If an Event of Default specified in Section 7.1(g) or 7.1(h) hereof shall occur, the unpaid balance of the Notes and interest accrued thereon and all other liabilities of

Borrower to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

            (b) Other Defaults. If any Event of Default shall occur other than as specified in Section 7.1(g) or 7.1(h) hereof, Purchasers may, upon election of the holders of not less than 51% of the Commitments, at their option, by written notice to Borrower, declare the entire unpaid balance of the Notes, interest accrued thereon and all other liabilities of Borrower hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

            (c) Penalty Interest. Following the occurrence and during the continuance of any Event of Default, the holders of the Notes shall be entitled to receive, to the extent permitted by applicable law, interest on the outstanding principal of, and premium and overdue interest, if any, on, the Notes at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1) plus the greater of (i) two hundred (200) basis points, or (ii) the amount in excess of the rate otherwise applicable to the obligations under Senior Financing Documents upon the occurrence of an Event of Default (as defined therein) (the "Default Rate").

            (d) Board Rights. In the event the Senior Subordinated Notes are not repaid in full on the Maturity Date, Oglebay shall be entitled to have an observer on its behalf attend all meetings of the board of directors of Borrower.

            (e) Purchase of Senior Debt. In the event either Parent or Rand or any Affiliate of either thereof acquires the Senior Debt from Senior Lender, the Senior Subordinated Notes held by Oglebay shall become pari passu in right of payment and security with the Senior Debt and Borrower and Rand or Parent or such Affiliate, as applicable, shall execute any and all security documents and intercreditor and other agreements to secure the Senior Subordinated Notes on a pari passu basis with the Senior Debt in all property of Borrower or other Persons securing the Senior Debt.

                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) Borrower may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder and (ii) No Purchaser may assign or transfer its rights hereunder or any interest under the Notes, in whole or in part, without the consent of the non-transferring Purchaser.

      8.2 Modifications and Amendments. The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by Borrower and the holders of not less than 51% of the Commitments; provided, that the consent of all holders of Notes shall be required to (i) amend the maturity date of the Notes, (ii) amend the interest rate under the Notes, (iii) amend the time of payment of principal or interest under the Notes, or (iv) change the definition of "Change of Control" or waive any Event of Default arising as a consequence of any Change of Control, or (v) amend any covenant contained in Sections 6.2(a), (b) or (f) of this Agreement.

      8.3 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that Purchasers or any holder of Notes would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth.

      8.4 Reimbursement of Expenses. Borrower agrees to pay or reimburse Purchasers upon demand for all out of pocket fees and expenses incurred or payable by Purchasers (including, without limitation, reasonable fees and expenses of special counsel for any Purchaser and charges for services performed for Purchasers' by internal auditing staff), from time to time (i) arising in connection with the negotiation, preparation and execution of this Agreement, the Notes, the other Purchase Documents and all other instruments and documents to be delivered hereunder or thereunder, (ii) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (iii) arising in connection with the enforcement of this Agreement or collection of any Note.

      8.5 Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

      8.6 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:

            to Borrower:

                            Wisconsin & Michigan Steamship Company
                            1300 Athens Avenue, Suite 102
                            Lakewood, Ohio 44107

                            Attn: President
                            Facsimile: (216) 228-2443
            with a copy to:

                            Dickinson Wright PLLC
                            500 Woodward Avenue, Suite 4000
                            Detroit, Michigan  48226

                            Attn: Mark R. High
                            Facsimile: (313) 223-3598

            to Purchasers:

            As set forth on Annex A

or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, three (3) Business Days after the date sent; or in the case of telecopy, when received.

      8.7 Survival. All representations, warranties, covenants and agreements of Borrower contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Notes and shall continue in full force and effect so long as any Note is outstanding and until payment in full of all of Borrower's obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

      8.8 Confidentiality. In handling any confidential information of Borrower, each Purchaser shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same type to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services (provided that (a) with respect to any rating agency, insurance industry association or portfolio management services, notice is given to such Persons that they are to keep such information confidential on the terms set forth in this Section 8.8 and (b) with respect to any other Person, commercially reasonable efforts are made to have such Person agree that they are to keep such information confidential on the terms set forth in this Section 8.8), (ii) to prospective transferees or purchasers of any interest in the Notes, provided that such transferees have agreed to be bound by the provisions of this Section 8.8, (iii) as required by Law and in connection with any litigation upon prior written notice to Borrower to the extent reasonably practicable and not prohibited by Law, so that Borrower may, at its sole cost and expense, contest such disclosure or seek confidential treatment thereof, and (iv) as may be required in connection with the examination, audit or similar investigation of such Person. Confidential information shall include only such information identified as such at the time provided to Purchasers and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than Borrower, provided Purchasers does not have actual knowledge that such third party is prohibited from disclosing such information. Notwithstanding the foregoing, in no event shall any Purchaser disclose in any tombstone, advertisement, pitch book, presentation or any other marketing material the purchase price paid by Borrower to the Seller pursuant to the Acquisition Agreement; provided, that Purchasers are permitted to issue press releases related to the Transactions so long as such press releases do not disclose the purchase price under the Acquisition Agreement. The obligations of Purchasers under this Section 8.8 shall supersede and replace the obligations of Purchasers under any confidentiality agreement in respect of this financing executed and delivered by any Purchaser prior to the date hereof.

      8.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

      8.10 Jurisdiction, Consent to Service of Process .

            (a) BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF NEW YORK, THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT PURCHASERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

            (b) BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT IN ANY NEW YORK OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

            (c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.6 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

      8.11 Jury Trial Waiver. BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      8.12 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

      8.13 Headings. Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      8.14 Indemnity. Borrower hereby agrees to indemnify, defend and hold harmless Purchasers and their officers, directors, employees, agents and representatives, and their respective successors and assigns in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees, to which any Purchaser may become subject (other than as a result of the gross negligence or willful misconduct of any such Person as determined by a court of competent jurisdiction), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or by reason of any investigation, litigation or other proceedings related to or resulting from any act of, or omission by, Borrower or its Affiliates or any officer, director, employee, agent or representative of Borrower or its Affiliates with respect to the Transactions, the Notes, Charter Documents, the By-laws or any agreements entered into in connection with any such agreements, instruments or documents and to reimburse Purchasers and each such Person and Affiliate, upon demand, for any legal or other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action. To the extent that the foregoing undertakings may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 8.14 that is permissible under applicable Law.

      8.15 Environmental Indemnity. Borrower, and its successors and assigns, hereby release and discharge, and agree to defend, indemnify and hold harmless Purchasers and their Affiliates (including their partners, subsidiaries, customers, guests, and invitees, and the successors and assigns of all of the foregoing, and their respective officers, employees and agents) from and against any and all Environmental Claims, whenever and by whomever asserted, to the extent that such Environmental Claims are based upon, or otherwise relate to:
(i) any condition at any time in, at, on, under, a part of, involving or otherwise related to the Properties and Facilities and the Vessels (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities and the Vessels); (ii) any action or failure to act of any Person, including any prior owner or operator of the Properties and Facilities and the Vessels (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities and the Vessels), involving or otherwise related to the Properties and Facilities, the Vessels or operations of Borrower; (iii) the Management of any Hazardous Materials, material, article or product (including Management of any material, article or product containing any Hazardous Materials) in any physical state and at any time, involving or otherwise related to the Properties and Facilities, the Vessels or any property covered by clause (iv) (including Management either from the Properties and Facilities, the Vessels or from any property covered by clause (iv), and Management to, at, involving or otherwise related to the Properties and Facilities, the Vessels or any property covered by clause (iv)); (iv) conditions, and actions or failures to act, in, at, on, under, a part of, involving or otherwise related to any property other than the Properties and Facilities and the Vessels, which property was, at or prior to the Closing Date,
(I) acquired, held, sold, owned, operated, leased, managed, or divested by, or otherwise associated with, (A) Borrower, (B) any of Borrower's Affiliates, or
(C) any predecessor or successor organization of those identified in (A) or (B); or (II) engaged in any tolling, contract manufacturing or processing, or other similar activities for, with, or on behalf of Borrower; (v) any violation of or noncompliance with or the assertion of any Lien under the Environmental Laws,
(vi) the presence of any Hazardous Materials in, at, on, under or from the past or present properties, facilities and vessels, including, without limitation, human exposure thereto; (vii) any spill, Release, discharge or emission affecting the past or present properties and facilities or vessels, whether or not the same originates or emanates from such properties, facilities or vessels, or from any contiguous real estate, including, without limitation, any loss of value of such properties, facilities or vessels as a result thereof; or (viii) a misrepresentation in any representation or warranty or breach of or failure to perform any covenant made by Borrower in this Agreement. This indemnity and agreement to defend and hold harmless shall survive any termination or satisfaction of the Notes or the sale, assignment or foreclosure thereof or the sale, transfer or conveyance of all or part of the past and present properties, facilities and vessels or any other circumstances that might otherwise constitute a legal or equitable release or discharge, in whole or in part, of Borrower under the Notes.

      8.16 Counterparts. This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

      8.17 Integration. This Agreement and the other Purchase Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

      8.18 Subordination. The obligations evidenced hereby and by the Notes are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the "Subordination Agreement") dated as of the date hereof by and among the Senior Lender, Purchasers and Borrower, to the Senior

Indebtedness (as defined in the Subordination Agreement) owed by Borrower under and pursuant to the Senior Credit Agreement and each related "Loan Document" (as defined therein), and Purchasers, by their acceptance hereof, acknowledge and agree to be bound by the provisions of the Subordination Agreement.

      8.19 Noteholder Subordination Agreement. The obligations to Rand evidenced hereby and by the Notes are subordinate in the manner and to the extent set forth in that certain Noteholder Subordination Agreement (the "Noteholer Subordination Agreement") dated as of the date hereof by and among the Rand, Oglebay and Borrower, to the obligations of Borrower to Oglebay evidenced hereby and by the Notes and Rand, by its acceptance hereof, acknowledges and agrees to be bound by the provisions of the Noteholder Subordination Agreement.

                                      * * *

                                SIGNATURE PAGE TO
                             NOTE PURCHASE AGREEMENT

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     BORROWER:

                                     WISCONSIN & MICHIGAN STEAMSHIP COMPANY


                                     By: /s/ Thomas A. Burton
                                     Name: Thomas A. Burton
                                     Title: Chief Financial Officer

                                     PURCHASERS:

                                     RAND FINANCE CORP.


                                     By: /s/ Laurence S. Levy
                                     Name: Laurence S. Levy
                                     Title: Vice President

                                     OGLEBAY NORTON MARINE SERVICES COMPANY, LLC


                                     By: /s/ Julie A. Boland
                                     Name: Julie A. Boland
                                     Title: Vice President and Treasurer

                                      ANNEX

Annex A  Purchasers and Payment Information
Annex B  Purchaser Allocations of Notes

                                    SCHEDULES

"Organizational Schedule"                                 (Schedule 5.1(a))
"Litigation Schedule"                                     (Section 5.1(i))
"Environmental Schedule"                                  (Section 5.1(k))
"Properties Schedule"                                     (Section 5.1(p))
"Intellectual Property Schedule"                          (Section 5.1(q))
"Absence of Undisclosed Liabilities Schedule"             (Section 5.1(v))
"Permitted Debt Schedule"                                 (Section 6.2(a)(iii))
"Permitted Lien Schedule"                                 (Section 6.2(b)(ii))
"Contingent Obligations Schedule"                         (Section 6.2(c)(v))
"Affiliate Transactions Schedule"                         (Section 6.2(h))

                                    EXHIBITS

EXHIBIT A-1                                 Form of Senior Subordinated Note
EXHIBIT A-2                                 Form of Subordinated CapEx Note
EXHIBIT A-3                                 Form of Subordinated Make-Whole Note
EXHIBIT A-4                                 Form of PIK Note

                                     ANNEX A
                       INFORMATION RELATING TO PURCHASERS

Name and Address
of Purchasers

A. RAND FINANCE CORP.

Commitments:

Senior Subordinated Notes           $2,150,000

Subordinated CapEx Notes            $1,650,000

Subordinated Make Whole Notes       $2,700,000

RAND FINANCE CORP.
450 Park Avenue, Suite 1001
New York, New York 10022
Attention: President

(1) All payments:

If by wire:

         Bank:
              -----------------------------
         ABA#:
              -----------------------------
         Account Name:
                      ---------------------
         Account #:
                   ------------------------
If by mail:

         Rand Finance Corp.
         450 Park Avenue, Suite 1001
         New York, New York 10022
         Attention: President

         with sufficient information
         to identify the source and
         application of such funds.

** All checks should be made payable to "[Rand Finance Corp.]"

(2) All notices of payments and
written confirmations of
such wire transfers:

         450 Park Avenue, Suite 1001
         New York, New York 10022
         Attn: President
         Facsimile:
                   ------------------

(3) All other communications:

         450 Park Avenue, Suite 1001
         New York, New York 10022
         Attn: President
         Facsimile:
                   ------------------

B. OGLEBAY NORTON MARINE SERVICES COMPANY, LLC

Commitments:

Senior Subordinated Notes $2,200,000

Subordinated CapEx Notes $0

Subordinated Make Whole Notes $0

OGLEBAY NORTON MARINE SERVICES COMPANY, LLC

1001 Lakeside Avenue
Cleveland, Ohio 44114
Attention: President and CEO

(1) All payments:

If by wire:

         Bank:
              -----------------------------
         ABA#:
              -----------------------------
         Account Name:
                      ---------------------
         Account #:
                   ------------------------

If by mail:

         Oglebay Norton Marine Services Company, LLC
         1001 Lakeside Avenue
         Cleveland, Ohio 44114
         Attention: President and CEO

         with sufficient information
         to identify the source and
         application of such funds.

** All checks should be made payable to "[Oglebay Norton Marine Services Company, LLC]"

(2) All notices of payments and
written confirmations of
such wire transfers:

         1001 Lakeside Avenue
         Cleveland, Ohio 44114
         Attn: President and CEO
         Facsimile: (216) 861-2313

(3) All other communications:

         1001 Lakeside Avenue
         Cleveland, Ohio 44114
         Attn: President and CEO
         Facsimile: (216) 861-2313

                                     ANNEX B

Senior Subordinated Notes                                            Allocation
-----------------------------                                        ----------

Purchaser: Rand Finance Corp.                                        49.4252%

Purchaser: Oglebay Norton Marine Services Company, LLC               50.5747%

Subordinated CapEx Notes                                             Allocation
-----------------------------                                        ----------

Purchaser: Rand Finance Corp.                                        100%

Subordinated Make Whole Notes                                        Allocation
-----------------------------                                        ----------

Purchaser: Rand Finance Corp.                                        100%